Exhibit (10.3)

McGRAW HILL FINANCIAL, INC.
2002 Stock Incentive Plan
(Amended and restated as of February 26, 2014)

NYDOCS01/955176.16

McGraw Hill FINANCIAL, INC.

2002 Stock Incentive Plan

(Amended and Restated effective February 26, 2014)

SECTION 8.	Performance Awards	11

(a)	Performance Awards in General	11
(b)	Terms and Conditions of Performance Awards	12

SECTION 9.	Other Stock-Based Awards	12

(a)	Other Stock-Based Awards in General	12
(b)	Terms and Conditions	12

SECTION 10.	Qualifying Awards	13

(a)	General	13
(b)	Qualifying Stock Options and Stock Appreciation Rights	13
(c)	Qualifying Awards Other Than Stock Options and Stock Appreciation Rights	13

SECTION 11.	Change In Control Provisions	14

(a)	Impact of Event	14
(b)	Definition of “Change in Control”	15
(c)	Change in Control Price	16
SECTION 12.	Amendments and Termination	16

SECTION 13.	Unfunded Status of Plan	16

SECTION 14.	General Provisions	16

(a)	Stock Subject to Awards	16
(b)	Other Plans	16
(c)	Continued Employment	16
(d)	Taxes and Withholding	17
(e)	Governing Law	17
(f)	Computation of Benefits	17
(g)	Division Sale	17
(h)	Foreign Law	17
(i)	Transferability of Awards	17
(j)	Recoupment	17

SECTION 15.	Plan Effective Date and Duration	17

McGraw Hill Financial, Inc.

2002 Stock Incentive Plan

SECTION 1.    Purpose; Definitions.

The purpose of McGraw Hill Financial, Inc. 2002 Stock Incentive Plan is to enable the Company to offer its employees long-term performance-based stock and cash incentives and other equity interests in McGraw Hill, thereby attracting, retaining and rewarding such employees, and strengthening the mutuality of interests between employees and McGraw Hill’s shareholders.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)	“Aggregate Limit” shall have the meaning set forth in Section 3(a).

(b)	“Amended Plan” shall have the meaning set forth in Section 15.

(c)	“Amended Plan Effective Date” means the date of McGraw Hill’s 2010 Annual Meeting of Shareholders.

(d)	“Award ” means a Stock Option, Stock Appreciation Right, Performance Award, Restricted Stock Award, Deferred Award, Dividend Equivalent, Other Stock-Based Award or Qualifying Award.

(e)	“Award Documentation” shall have the meaning set forth in Section 2(d).

(f)	“Board ” means the Board of Directors of McGraw Hill.

(g)
“Cause ” shall mean, except as otherwise defined in an employee’s employment agreement or the Award Documentation in respect of an Award, the employee’s misconduct in respect of the employee’s obligations to the Company or other acts of misconduct by the employee occurring during the course of the employee’s employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company; provided that in no event shall unsatisfactory job performance alone be deemed to be “  Cause” ; and provided further that no termination of employment that is carried out at the request of a person seeking to accomplish a Change in Control or otherwise in anticipation of a Change in Control shall be deemed to be for “  Cause”.

(h)	“Change in Control” and “Change in Control Price” shall have meanings set forth, respectively, in Sections 11(b) and (c).

(i)	“Code ” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(j)	“Commission ” means the Securities and Exchange Commission or any successor thereto.

(k)
“Committee ” means the Compensation Committee of the Board. If at any time no Committee shall be in office, then, subject to the applicable listing requirements of the New York Stock Exchange, the functions of the Committee specified in the Plan shall be exercised by the Board or by a committee of Board members, provided, however, that each person is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code.

(l)
“Company ” means McGraw Hill and all domestic and foreign corporations, partnerships and other legal entities of which at least 20% of the voting securities or ownership interests in such corporations, partnerships or other legal entities are owned directly or indirectly by McGraw Hill.

(m)
“Deferred Award” means a right to receive on a specified date following the settlement date of an Award, at the election of the participant or as required by the terms of such Award, an amount based on the value of the number of shares of Stock, cash or other property in consideration thereof due upon settlement of such Award (or portion thereof). Payments in respect of a Deferred Award may be in cash, Stock or other property, or any combination thereof.

(n)	“Disability ” means, with respect to an Award, disability as defined under the Company’s long-term disability plan applicable to the recipient of such Award.

(o)
“Dividend Equivalent” means a right attached to an Award to receive an amount based on the value of the regular cash dividend paid on an equivalent number of shares of Stock. Dividend Equivalents may be subject to the same vesting and other provisions of the underlying Award and may be paid in cash or shares of Stock, either currently or deferred.

(p)
“Division Sale” means the sale, transfer, or other disposition to a third party not affiliated with the Company of substantially all of the assets or all of the capital stock of a business unit of the Company, but excluding a Change in Control.

(q)
“Early Retirement” means retirement from the Company on or after attaining age 55, but before attaining age 65, after having completed at least 10 years of service with the Company and with respect to employees who participate in a Company-sponsored pension plan, being eligible to receive Company pension benefits.

(r)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(s)
“Fair Market Value” for purposes of this Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, shall mean, as of any given date, the last price at which the Stock is sold on the New York Stock Exchange, or other principal U.S. national securities exchange on which the Stock is listed, on such date, or, if there is no such sale on such date, the last price at which the Stock is sold prior to such date. If the Stock is not listed on the New York Stock Exchange or any U.S. national securities exchange, the Fair Market Value shall be as determined by the Committee in its sole discretion or otherwise required in accordance with applicable law.

(t)	“Individual Limit” shall have the meaning set forth in Section 3(e).

(u)	“McGraw Hill ” means McGraw Hill Financial, Inc. , a corporation organized under the laws of the State of New York, or any successor corporation.

(v)	“1993 Plan” means McGraw Hill Financial, Inc. 1993 Employee Stock Incentive Plan.

(w)	“1993 Plan Award” means an award granted under the 1993 Plan.

(x)	“1993 Plan Stock Option” means a stock option granted under the 1993 Plan.

(y)	“Normal Retirement” means retirement from active employment with the Company on or after age 65.

(z)	“Other Stock-Based Award” means an award under Section 9 that is payable in cash or Stock and is valued in whole or in part by reference to, or is otherwise based on, Stock.

(aa)	“Outstanding Common Stock”shall have the meaning set forth in Section 11(b)(i).

(bb)	“Outstanding Voting Securities” shall have the meaning set forth in Section 11(b)(i).

(cc)	“Performance Award” means an award denominated in cash or shares of Stock under Section 8 whose vesting and forfeiture restrictions relate to the attainment of performance goals and objectives.

(dd)	“Plan ” means McGraw Hill Financial, Inc. 2002 Stock Incentive Plan, as amended from time to time, including any rules, guidelines or interpretations thereof adopted by the Committee.

(ee)	“Plan Effective Date” means April 24, 2002.

(ff)	“Qualifying Award” means an Award made in accordance with the provisions of Section 10.

(gg)
“Restricted Stock” means an award of shares of Stock under Section 7 whose vesting and forfeiture restrictions relate to the participant’s continued service with the Company for a specified period of time.

(hh)	“Restriction Period” shall have the meaning set forth in Section 7(c)(ii).

(ii)	“Retirement ” means Normal or Early Retirement.

(jj)	“Stock ” means the Common Stock, $1.00 par value per share, of McGraw Hill.

(kk)	“Stock Appreciation Right” shall have the meaning set forth in Section 6(e).

(ll)	“Stock Option” means any option to purchase shares of Stock granted under Section 5.

SECTION 2.     Administration.

(a)	The Plan shall be administered by the Committee. The Committee shall have full authority to grant Awards, pursuant to the terms of the Plan, to officers and other employees eligible under Section 4.

In particular, the Committee shall have the authority:

(i)	to select the officers and other employees of the Company to whom Awards may from time to time be granted;

(ii)	to determine whether and to what extent the individual types of Awards are to be granted to one or more eligible employees;

(iii)	to determine the number of shares or amount of cash to be covered by each Award;

(iv)
to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award (including, but not limited to the share price, any restriction or limitation, including any restrictive covenant, the granting of Dividend Equivalents, or any vesting acceleration or forfeiture waiver or any recoupment provision, based on such factors as the Committee shall determine); and

(v)	to determine whether, to what extent and under what circumstances an Award may be settled in cash.

(b)
Subject to Section 12 hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any Award (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. All actions by the Committee hereunder shall be undertaken in the sole discretion of the Committee and, absent manifest error, shall be final and binding on all interested persons.

(c)
Subject to the applicable listing requirements of the New York Stock Exchange, or other principal U.S. national securities exchange on which the Stock is listed, the Committee may, but need not, from time to time delegate some or all of its authority under the Plan to one or more members of the Committee or to one or more officers of the Company; provided, that the Committee may not delegate its authority under Section 2(b) or its authority to make Qualifying Awards or Awards to participants who are delegated authority hereunder or who are subject to the reporting rules under Section 16(a) of the Exchange Act at the time the Award is made. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate any authority to any person or persons hereunder. The Committee may, at any time, rescind any delegation hereunder and any person or persons who are delegated authority hereunder shall, at all times, serve in such capacity at the pleasure of the Committee. Any action undertaken by any person or persons in accordance with a delegation hereunder shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to such person or persons.

(d)
In connection with the grant of an Award, the Committee shall specify the form of award documentation (the “Award Documentation” ) to set forth the terms and conditions of the Award. Award Documentation may include, without limitation, an agreement signed by the participant and the Company or a grant or award notice signed only by the Company. Award Documentation may be in written, electronic or other form approved by the Committee.

SECTION 3.     Stock Subject to Plan.

(a)
The total number of shares of Stock reserved and available for grants of Awards under the Plan on or after the Amended Plan Effective Date (the “Aggregate Limit” ) shall equal the number of shares of Stock reserved and available for grants of Awards under the Plan immediately prior to the Amended Plan Effective Date, increased by 11,000,000 shares of Stock. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b)	The Aggregate Limit shall not be reduced by:

(i)
shares of Stock subject to an Award payable only in cash or property other than Stock, or other Award for which shareholder approval is not required under the listing standards of the New York Stock Exchange, subject to the applicable conditions therefore; or

(ii)	in the case of Awards granted in tandem with each other, shares of Stock in excess of the number of shares of Stock issuable thereunder.

(c)	The Aggregate Limit shall be increased by the number of shares of Stock in the case of an Award or 1993 Plan Award that are:

(i)	forfeited, cancelled or settled in cash or property other than Stock, or otherwise not distributable under an Award or 1993 Plan Award;

(ii)
tendered or withheld to pay the exercise or purchase price of an Award or 1993 Plan Award or to satisfy applicable wage or other required tax withholding in connection with the exercise, vesting or payment of, or other event related to, an Award or 1993 Plan Award; or

(iii)
repurchased by the Company with the option proceeds (determined under generally accepted accounting principles) in respect of the exercise of a Stock Option or 1993 Plan Stock Option; provided, however, that the Aggregate Limit shall not be increased under this Section 3(c)(iii) in respect of any Stock Option or 1993 Stock Option by a number of shares of Stock greater than (A) the amount of such proceeds divided by (B) the Fair Market Value on the date of exercise.

(d)
In the event of any merger, reorganization, consolidation, recapitalization, Stock dividend or other dividend other than the regular cash dividend, Stock split, spin-off or other change in corporate structure affecting the Stock, including any equity restructuring within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718—Stock Compensation (formerly Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment), and the applicable guidance and interpretations thereunder, or any successor thereto, the aggregate number and the kind of shares reserved or available for issuance under the Plan, the maximum number of shares issuable to any single participant, the number, kind and, where applicable, option or exercise price of shares subject to outstanding Awards, will be substituted or adjusted by the Committee.

(e)
No eligible person may be granted under the Plan in any 60-month period Stock Options or Stock Appreciation Rights which, in the aggregate, cover more than four million (4,000,000) shares of Stock (the “Individual Limit” ).

SECTION 4.    Eligibility.

Officers and other employees of the Company (but excluding individuals who serve only as a director on the Board) who are responsible for or contribute to the management, growth or profitability of the business of the Company are eligible for Awards. Eligibility under the Plan shall be determined by the Committee.

SECTION 5.    Stock Options.

Stock Options may be granted alone or in tandem with other Awards (including Stock Appreciation Rights), and may be granted in addition to, or in substitution for, other types of Awards. Stock Options shall be subject to the following terms and conditions and contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall determine:

(a)
Option Price.    The option price per share of Stock subject to a Stock Option shall be determined by the Committee at the time of grant but, except in the case of Stock Options granted in substitution of awards granted by a business or entity that is acquired by, or whose assets are acquired by, the Company, shall be not less than 100% of the Fair Market Value of the Stock at grant.

(b)	Option Term. The option term of each Stock Option shall be fixed by the Committee; provided, however, that no Stock Option shall be exercisable more than ten years after the date of grant.

(c)	Exercisability.

(i)
Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant; provided, however, that, except as otherwise provided herein, unless the Committee otherwise determines at or after the time of grant, no Stock Option shall be exercisable prior to the first anniversary of the date of grant.

(ii)
Notwithstanding anything in this Section 5 to the contrary, if an optionee dies during a post-termination exercise period under Section 5(f), (g), (h) or (j), any unexercised Stock Option held by such optionee shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of one year from the date of death.

(d)	Method of Exercise.

(i)
Subject to the applicable installment exercise and waiting period provisions apply under Section 5(c), Stock Options may be exercised in whole or in part at any time during the option term, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Subject to Section 5(d)(iv), such notice shall be accompanied by payment in full of the option price in such form as the Committee may accept.

(ii)
If and to the extent determined by the Committee at or after grant, payment in full or in part may also be made by withholding shares of Stock otherwise issuable in connection with the exercise of the Stock Option or in shares of unrestricted Stock duly owned by the optionee (and for which the optionee has good title free and clear of any liens and encumbrances) based, in each such case, on the Fair Market Value of the Stock on the last trading date preceding payment. Unless otherwise determined by the Committee at or after the time of grant, such payment may be made by constructive delivery of such shares of owned and unrestricted Stock pursuant to an attestation or other similar form as determined by the Committee.

(iii)
Subject to Section 5(d)(iv), no shares of Stock shall be distributed until payment therefor, as provided herein, has been made and, if requested, the optionee has given the representation described in Section 14(a). An optionee shall not have rights to dividends or other rights of a shareholder with respect to shares subject to the Stock Option prior to issuance or reissuance of such shares.

(iv)
Stock Options may also be exercised pursuant to a cashless exercise procedure approved by the Committee pursuant to which shares of Stock are sold by a broker or other appropriate third party on the market with the proceeds of such sale (or, if applicable, extension of credit pending such sale) remitted to the Company to pay the exercise price of the Stock Option and the applicable withholding taxes, and the balance of such proceeds (less commissions and other expenses of such sale) paid to the optionee in cash or shares of Stock.

(e)
Termination by Death.    Unless the Committee otherwise determines at or after the time of grant, if an optionee’s employment by the Company terminates by reason of death, any Stock Option held by such optionee shall be fully vested and may thereafter be exercised by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, notwithstanding anything to the contrary in this Section 5, for a period of one year (or such other period as the Committee may specify at or after grant) from the date of death.

(f)
Termination by Reason of Disability.    Unless the Committee otherwise determines at or after the time of grant, if an optionee’s employment by the Company terminates by reason of Disability, any Stock Option held by such optionee shall be fully vested and may thereafter be exercised by the optionee, subject to Section 5(c)(ii), until the expiration of the option term.

(g)
Termination by Reason of Retirement.    Unless the Committee otherwise determines at or after the time of grant, if an optionee’s employment by the Company terminates by reason of Normal Retirement, any Stock Option held by such optionee shall be fully vested and may thereafter be exercised by the optionee, subject to Section 5(c)(ii), until the expiration of the option term. Unless the Committee otherwise determines at or after the time of grant, if an optionee’s employment with the Company terminates by reason of Early Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee to the extent it was exercisable at the date of retirement, subject to Section 5(c)(ii), until the expiration of the option term. If and only if the Committee so approves at the time of Early Retirement, if an optionee’s employment with the Company terminates by reason of Early Retirement, any Stock Option held by the optionee shall be fully vested and may thereafter be exercised by the optionee as provided above.

(h)
Termination by Reason of a Division Sale.    Unless the Committee otherwise determines at or after the time of grant, if an optionee’s employment by the Company terminates by reason of a Division Sale, any Stock Option held by such optionee shall be fully vested and may thereafter be exercised by the optionee, subject to Section 5(c)(ii), for a period of six months from the date of such termination of employment or until the expiration of the option term, whichever period is the shorter; provided, however, that, if the optionee shall be, on the date of the Division Sale, eligible for Normal Retirement or Early Retirement, any unexercised Stock Option held by such optionee may thereafter be exercised by the optionee, subject to Section 5(c)(ii), until the expiration of the option term.

(i)	Cause. If an optionee’s employment with the Company is involuntarily terminated by the Company for Cause, the Stock Option shall thereupon terminate and shall not be exercisable thereafter.

(j)
Other Termination.    Unless the Committee otherwise determines at or after the time of grant, if an optionee’s employment terminates for any reason other than death, Disability, Retirement, Division Sale or for Cause, any Stock Option held by such optionee may thereafter be exercised by the optionee to the extent it was exercisable at the date of termination, subject to Section 5(c)(ii), for a period of six months from the date of such termination of employment or until the expiration of the option term, whichever period is the shorter.

SECTION 6.    Stock Appreciation Rights.

(a)
In General.    Stock Appreciation Rights may be granted alone or in tandem with other Awards (including Stock Options), and may be granted in addition to, or in substitution for, other types of Awards. The form of payment of Stock Appreciation Rights may be specified by the Committee at or after the time of grant.

(b)
Stock Appreciation Rights Granted Alone.    Stock Appreciation Rights granted alone shall be subject, where applicable, to the terms and conditions of Section 5 applicable to Stock Options and shall contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall determine.

(c)
Stock Appreciation Rights Granted in Tandem with Stock Options.    Stock Appreciation Rights granted in tandem with Stock Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall determine:

(i)	Grant. Stock Appreciation Rights granted in tandem with Stock Options may be granted at or after the time of grant of such Stock Options.

(ii)	Exercise.

(A)
Stock Appreciation Rights granted in tandem with Stock Options shall be exercisable only at such time or times and to the extent that the Stock Options are exercisable in accordance with Section 5 and this Section 6. The Committee may grant in tandem with Stock Options conditional Stock Appreciation Rights that become exercisable only in the event of a Change in Control, subject to such terms and conditions as the Committee may specify at or after grant.

(B)
Stock Appreciation Rights granted in tandem with Stock Options may be exercised by giving written notice of exercise to the Company specifying the number of shares for which a Stock Appreciation Right is being exercised and surrendering the applicable Stock Option (or portion thereof). Such Stock Option shall no longer be exercisable upon and to the extent of the exercise of such Stock Appreciation Right.

(C)
Stock Appreciation Rights granted in tandem with Stock Options shall terminate and no longer be exercisable upon and to the extent of the termination or exercise of such Stock Options; provided that, unless the Committee otherwise determines at or after the time of grant, a Stock Appreciation Right granted with respect to less than the full number of shares covered by a Stock Option shall only terminate to the extent that the number of shares covered by an exercise or termination of the Stock Option exceeds the number of shares not covered by the Stock Appreciation Right.

(d)
Stock Appreciation Rights Granted in Tandem with Awards Other Than Stock Options.    Stock Appreciation Rights granted in tandem with Awards other than Stock Options shall be subject to such terms and conditions as the Committee shall establish at or after the time of grant.

(e)
Stock Appreciation Rights Defined.    As used in the Plan, the term “Stock Appreciation Right” shall mean the right granted under this Section 6 to receive from the Company, upon exercise of such right (or portion thereof), an amount, which may be paid in cash or shares of Stock (or a combination of cash and Stock), equal to (i) the Fair Market Value, as of the date of exercise, of the shares of Stock covered by such right (or such portion thereof), less (ii) the aggregate exercise price of such right (or such portion thereof).

SECTION 7.    Restricted Stock Awards.

(a)
Restricted Stock Awards in General.     Restricted Stock is an award of Stock whose vesting and forfeiture restrictions are related to the participant’s continued service with the Company for a specified period of time and such other terms and conditions as may be specified by the Committee at or after grant. The Committee shall have authority to award to any participant Restricted Stock either alone or in tandem with, in addition to or in substitution for other types of Awards. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares subject to Restricted Stock Awards, the price (if any) to be paid by the recipient (subject to Section 7(b)), the time or times within which Restricted Stock may be subject to forfeiture, the vesting schedule and rights to acceleration of, and all other terms and conditions of Restricted Stock Awards. The provisions of Restricted Stock Awards need not be the same with respect to each recipient, and, with respect to individual recipients, need not be the same in subsequent years.

(b)	Conditions of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following conditions:

(i)	The purchase price, if any, for shares of Stock subject to a Restricted Stock Award shall be set by the Committee at the time of grant.

(ii)	A participant who is selected to receive a Restricted Stock Award may be required, as a condition to receipt of such Restricted Stock Award, to execute and to deliver to the Company the applicable Award Documentation, and to pay whatever price (if any) is required under Section 7(b)(i).

(iii)
Unless the Committee determines otherwise, in respect of the shares subject to a Restricted Stock Award, the Company shall provide for a book entry on behalf of the participant. The book entry in respect of shares subject to a Restricted Stock Award shall be subject to the same limitations contained in the Restricted Stock Award.

(c)	Restrictions and Conditions of Shares. The shares subject to a Stock Award shall be subject to the following restrictions and conditions:

(i)
Unless the Committee determines otherwise at or after the time of grant, such shares shall not vest prior to the first anniversary of the date of grant. Except in the case of Restricted Stock subject to which the aggregate number of shares does not exceed five percent of the Aggregate Limit, (A) the shares subject to Restricted Stock shall not vest earlier than in pro rata installments over a period of three years and (B) notwithstanding anything in Section 7(c)(v) to the contrary, the Committee shall not waive or accelerate vesting and forfeiture restrictions for shares subject to Restricted Stock, other than in connection with death, Disability, Retirement, termination of employment, sale of the business unit or Change in Control.

(ii)
Subject to the provisions of this Plan and the Award Documentation, during a period set by the Committee commencing with the date of grant (the “Restriction Period” ), the participant shall not be permitted to sell, transfer, pledge or assign such shares. Within these limits, the Committee may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service or such other factors or criteria as the Committee may determine.

(iii)
Except as provided in Section 7(c)(ii) and the applicable Award Documentation, the participant shall have, with respect to such shares, the right to vote and to receive payment of any cash dividends in cash or in the form of Dividend Equivalents or such other form as the Committee may determine at or after grant. Such dividends or Dividend Equivalents may be paid currently or may be deferred or reinvested in additional Restricted Stock subject to the same vesting conditions as the underlying Restricted Stock, in the discretion of the Committee. Dividends or Dividend Equivalents in property other than cash shall be subject to the same vesting and forfeiture conditions as the underlying Restricted Stock, unless the Committee determines otherwise at or after grant.

(iv)
Subject to the applicable provisions of the Award Documentation and this Section 7, upon termination of a participant’s employment with the Company for any reason during the Restriction Period, all such shares still subject to restriction shall vest or be forfeited in accordance with the terms and conditions established by the Committee at or after grant.

(v)
In the event of hardship or other special circumstances of a participant whose employment with the Company is involuntarily terminated (other than for Cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to any such shares of the participant.

(vi)	If and when the Restriction Period expires without a prior forfeiture of any such shares, such remaining shares shall be delivered to the participant, net of applicable withholding taxes.

SECTION 8.    Performance Awards.

(a)
Performance Awards in General.    Performance Awards may be in the form of cash, shares of Stock or performance share units whose vesting conditions are related to the participant’s continued service with the Company for a specified period of time and the attainment of performance objectives for the Company, the participant’s business unit or other entity as may be specified by the Committee at the time of grant. The Committee shall have the authority to award to any participant a Performance Award either alone or in tandem with, in addition to or in substitution for other types of Awards. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of

Performance Awards will be made, the amount of cash or the number of shares subject to Performance Awards, the vesting schedule and performance conditions and all other terms and conditions of Performance Awards. The provisions of Performance Awards need not be the same with respect to each recipient, and, with respect to individual recipients, need not be the same in subsequent years.

(b)	Terms and Conditions of Performance Awards. Performance Awards shall be subject to the following terms and conditions:

(i)
The terms of any Performance Award granted under the Plan shall be set forth in the applicable Award Documentation, which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether Awards based on shares shall have dividends or Dividend Equivalents. Such dividends or Dividend Equivalents shall not be paid currently, but may be deferred or reinvested in additional shares of Stock, in the discretion of the Committee, and shall be subject to the same vesting and performance conditions as the underlying shares subject to the Performance Award.

(ii)
Subject to the provisions of this Plan and the Award Documentation, during a period set by the Committee (the “Performance Period” ), participants’ rights with respect to Performance Awards, including the shares subject to Performance Awards, may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date of payment or the date on which the shares are distributed to the participant, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(iii)
The performance objectives to be attained during any Performance Period and the length of the Performance Period shall be determined by the Committee at the time of grant of each Performance Award, provided, however, that a Performance Period shall not be shorter than one year.

(iv)
Performance Awards may be paid in cash, shares of Stock or other property and may be paid currently or deferred, as determined by the Committee at or after grant. The Committee may waive in whole or in part any of the continued service or performance conditions or restrictions imposed with respect to such Awards (except in the case of a Qualifying Award), based on such factors as the Committee may determine, including in connection with death, Disability, Retirement, termination of employment, sale of the business unit or Change in Control.

SECTION 9.    Other Stock-Based Awards.

(a)
Other Stock-Based Awards in General.    Other awards of Stock and other awards that are payable in cash or Stock and are valued in whole or in part by reference to, or are otherwise based in whole or in part on, Stock (“Other Stock-Based Awards” ), including, without limitation, Deferred Awards, Dividend Equivalents, cash or Stock-settled restricted share units, phantom stock and similar units, may be granted alone or in tandem with other Awards, and may be granted in addition to, or in substitution for, other types of Awards.

Subject to the provisions of the Plan, the Committee shall have authority to determine the persons to whom and the time or times at which Other Stock-Based Awards shall be made, the number of shares of Stock to be awarded, the cash payment to be made pursuant to, and all other conditions of, Other Stock-Based Awards.

The provisions of Other Stock-Based Awards need not be the same with respect to each recipient.

(b)	Terms and Conditions. Other Stock-Based Awards shall be subject to the following terms and conditions:

(i)
Subject to the provisions of this Plan and the applicable Award Documentation, participants’ rights with respect to Other Stock-Based Awards, including the shares subject to Other Stock-Based Awards, may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are distributed to the participant, or, if later, the date on which any applicable restriction or deferral period lapses.

(ii)
Subject to the provisions of this Plan and the applicable Award Documentation, recipients of Other Stock-Based Awards may be entitled to receive dividends or Dividend Equivalents with respect to the number of shares or deemed number of shares covered by Other Stock-Based Awards. Such dividends or Dividend Equivalents may be paid currently or may be paid on a deferred basis or reinvested in additional shares of Stock subject to the same vesting as the underlying shares subject to the Other Stock-Based Award, as may be determined by the Committee.

(iii)
Other Stock-Based Awards and any cash payments or Stock covered by Other Stock-Based Awards shall vest or be forfeited to the extent so provided in the applicable Award Documentation, as determined by the Committee.

(iv)
In the event of the participant’s Retirement, Disability or death, or in cases of special circumstances, the Committee may waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all Other Stock-Based Awards.

(v)	Each Other Stock-Based Award shall be confirmed by, and subject to the terms of, the applicable Award Documentation.

(vi)	Stock distributed on a bonus basis under this Section 9 may be awarded for no cash consideration.

SECTION 10.    Qualifying Awards.

(a)
General.    The Committee may grant an Award to any participant with the intent that such Award qualifies as “performance-based compensation” for “covered employees” under Section 162(m) of the Code (a “Qualifying Award” ). The provisions of this Section 10, as well as all other applicable provisions of the Plan not inconsistent with this Section 10, shall apply to all Qualifying Awards. Qualifying Awards shall be of the type set forth in paragraph (b) or (c) below. In connection with Qualifying Awards, the functions of the Committee shall be exercised by a committee of the Board comprised solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(b)
Qualifying Stock Options and Stock Appreciation Rights.    Qualifying Awards may be in the form of Stock Options and Stock Appreciation Rights granted by the Committee and subject to the Individual Limit.

(c)	Qualifying Awards Other Than Stock Options and Stock Appreciation Rights.

(i)
Qualifying Awards (other than Stock Options and Stock Appreciation Rights) may be in the form of Performance Awards whose payment is conditioned upon the achievement of the performance objectives described in this paragraph. Amounts earned under such Qualifying Awards shall be based upon the attainment of the performance goals established by the Committee for a performance cycle in accordance with the provisions of Section 162(m) of the Code and the applicable regulations thereunder related to performance-based compensation. More than one performance goal may apply to a given performance cycle and payments may be made for a given performance cycle based upon the attainment of the performance objectives for any of the performance goals applicable to that cycle. The duration of a performance cycle shall be determined by the Committee, and the Committee shall be authorized to permit overlapping or consecutive performance cycles. The performance goals and the performance objectives applicable to a performance cycle shall be established by the Committee in accordance with the timing requirements set forth in Section 162(m) of the Code and the applicable regulations thereunder, provided, however, that such performance cycle shall not be shorter than one year. The performance goals that may be selected by the Committee for a performance cycle include any of the following: diluted earnings per share, net income, operating margin, operating income and net operating income, pretax profit, revenue growth, return on sales, return on equity, return on assets, return on investment, stock price growth, total return to shareholders, EBITDA, economic profit and cash flow, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures, and may be measured on an absolute basis or relative to selected peer companies or a market index. The Committee shall have the discretion, by participant and by Qualifying Award, to reduce some or all of the amount that would otherwise be payable under the Qualifying Award.

(ii)
For any Performance Award denominated in shares of Stock having a performance cycle with a duration of thirty-six months, no participant may receive such Qualifying Awards under this Section 10(c) covering more than 600,000 shares of Stock or which provide for the payment for such performance cycle of more than 600,000 shares of Stock (or cash amounts based on the value of more than 600,000 shares of Stock). For a performance cycle that is longer or shorter than thirty-six months, the maximum limits set forth in the previous sentence shall be adjusted by multiplying such limit by a fraction, the numerator of which is the number of months in the performance cycle and the denominator of which is thirty-six.

(iii)
For any Performance Award denominated in cash, the maximum dollar amount (or shares of Stock having a value equal to such dollar amount) that may be paid to a participant in any 12-month period in respect of such Qualifying Awards shall be $10,000,000.

(iv)
Except as otherwise provided in Section 11, no amounts shall be paid in respect of a Qualifying Award granted under this Section 10(c) unless, prior to the date of such payment, the Committee certifies, in a manner intended to meet the requirements of Section 162(m) of the Code and the applicable regulations thereunder related to performance-based compensation, that the criteria for payment of Qualifying Awards related to that cycle have been achieved.

SECTION 11.    Change In Control Provisions.

(a)
Impact of Event.    Unless the Committee otherwise determines at the time of grant, in the event of a Change in Control, the following acceleration and valuation provisions shall apply notwithstanding any other provision of the Plan:

(i)
Any Stock Appreciation Rights and any Stock Options (including Qualifying Awards) not previously exercisable and vested shall become fully exercisable and vested and shall remain exercisable for the remainder of their original terms, notwithstanding any subsequent termination of the applicable participant’s employment for any reason.

(ii)
The restrictions and deferral limitations applicable to any Restricted Stock Awards, Performance Awards (including Qualifying Awards) and Other Stock-Based Awards, in each case to the extent not already vested under the Plan, shall lapse and such Awards shall be deemed fully vested, notwithstanding any subsequent termination of the applicable participant’s employment for any reason.

(iii)
All outstanding Awards (including Qualifying Awards) shall either (A) be cashed out by the Company on the basis of the Change in Control Price as of the date such Change in Control is determined to have occurred or (B) be converted into awards based upon publicly traded common stock of the corporation that acquires McGraw Hill, with which McGraw Hill merges, or which otherwise results from the Change in Control, with appropriate adjustments pursuant to Section 3(d) to preserve the value of the Awards. The Committee shall determine which of the foregoing clauses (A) and (B) shall apply; provided, however, that the Committee shall be obligated to make such determination not later than three business days prior to a Change in Control; provided further that if no such determination is made by the Committee in accordance with the preceding clause, then the provisions of Section 11(a)(iii)(A) herein shall apply. In the event that the provisions of Section 11(a)(iii)(B) herein shall apply following a determination by the Committee, then all no-trading policies and other internal corporate approvals required with respect to the exercise or sale of Awards (including Qualifying Awards) and/or the underlying shares of Stock shall be waived.

(b)	Definition of “Change in Control”. For purposes of this Plan, the term “Change in Control” shall mean the first to occur of any of the following events:

(i)
An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person” ) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of Stock (the “Outstanding Common Stock” ) or (2) the combined voting power of the then outstanding voting securities of McGraw Hill entitled to vote generally in the election of directors (the “Outstanding Voting Securities” ); excluding, however, the following: (1) any acquisition directly from McGraw Hill, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from McGraw Hill; (2) any acquisition by McGraw Hill; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by McGraw Hill or any entity controlled by McGraw Hill; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 11(b); or

(ii)
A change in the composition of the Board such that the individuals who, as of the Plan Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board” ) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 11(b), that any individual who becomes a member of the Board subsequent to the Plan Effective Date, whose election, or nomination for election by McGraw Hill’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but provided further that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)
Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of McGraw Hill (“Corporate Transaction” ); excluding, however, such a Corporate Transaction pursuant to which all of the following conditions are met: (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns McGraw Hill or all or substantially all of McGraw Hill’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (other than McGraw Hill, any employee benefit plan (or related trust) of McGraw Hill or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv)	The approval by the shareholders of McGraw Hill of a complete liquidation or dissolution of McGraw Hill.

(c)
Change in Control Price.    For purposes of this Section 11, “Change in Control Price” means the highest price per share paid in any transaction reported on the Consolidated Transaction Reporting System, or paid or offered in the transaction or transactions that result in the Change in Control or any other bona fide transaction related to a Change in Control or possible change in control of McGraw Hill at any time during the sixty-day period ending on the date of the Change in Control, as determined by the Committee.

SECTION 12.    Amendments and Termination.

The Board may amend, alter, discontinue or terminate the Plan, but no amendment, alteration, discontinuation or termination shall be made which would impair the rights of an optionee or participant under an Award theretofore granted, without the optionee’s or participant’s consent. In addition, the Board shall have the right to amend, modify or remove the provisions of the Plan which are included to permit the Plan to comply with the “performance-based” exception to Section 162(m) of the Code if Section 162(m) of the Code is subsequently amended, deleted or rescinded.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively; but no such amendment or other action by the Committee shall impair the rights of any holder without the holder’s consent or, subject to Section 3(d), reduce the option price per share of Stock subject to a Stock Option or Stock Appreciation Right, or cancel a Stock Option or Stock Appreciation Right in exchange for a cash payment or another Award, including a new Stock Option or Stock Appreciation Right having a lower option price, without prior shareholder approval.

Unless otherwise expressly provided in the applicable Award Documentation, the Plan and the Awards are not intended to provide for the deferral of compensation within the meaning of Section 409A(d)(1) of the Code, and they shall be interpreted and construed in accordance with such intent. Notwithstanding the foregoing and anything to the contrary in the Plan or any Award, if any provision of the Plan or any Award would cause the requirements of Section 409A of the Code to be violated, or otherwise cause any participant to recognize income under Section 409A of the Code, then such provision may be modified by the Committee or the Board in any reasonable manner that the Committee or the Board, as applicable, deems appropriate; provided that the Committee or the Board, as applicable, shall preserve the intent of such provision to the extent reasonably practicable without violating the requirements of Section 409A of the Code.

Subject to the above provisions, the Board shall have broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

SECTION 13.    Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a participant or optionee by the Company, nothing contained herein shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company.

SECTION 14.    General Provisions.

(a)
Stock Subject to Awards.    The Committee may require each person purchasing shares of Stock pursuant to an Award to represent to and agree with the Company in writing that the optionee or participant is acquiring the shares without a view to distribution thereof. Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Stock is then listed, any applicable federal or state securities law, and any applicable corporate law.

(b)
Other Plans.    Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation or equity plans or arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(c)	Continued Employment. The adoption of the Plan shall not confer upon any employee of the Company any right to continued employment with the Company, as the case may be, nor shall it interfere in any way with the right of the Company to terminate the employment of any of its employees at any time.

(d)
Taxes and Withholding.    No later than the date as of which an amount first becomes includible in the gross income of the participant for income tax purposes with respect to any Award (including dividends or Dividend Equivalents on any non-vested Restricted Stock Award, Performance Award or Other Stock-Based Award), the participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, FICA, state, or local taxes of any kind required by law to be withheld or paid with respect to such amount. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant. Unless the Committee otherwise determines, at or before the time of payment, tax withholding or payment obligations up to the participant’s minimum required withholding rate shall be settled with Stock that is part of the Award that gives rise to the withholding requirement. If and to the extent determined by the Committee, a participant may elect to satisfy any additional tax withholding or payment obligation up to the participant’s maximum marginal tax rate by delivery of unrestricted stock duly owned by the participant (and for which the participant has good title free and clear of any liens and encumbrances).

(e)	Governing Law. The Plan and all Awards and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York.

(f)
Computation of Benefits.    Any payment under this Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(g)
Division Sale.    Unless the Committee otherwise determines at or after the time of grant, and except as otherwise provided herein, if any participant’s employment by the Company terminates by reason of a Division Sale, such Division Sale shall be treated as an involuntary termination of employment of such participant hereunder and under the terms of any Award.

(h)
Foreign Law.    The Committee may grant Awards to eligible employees who are foreign nationals, who are located outside the United States, or who are otherwise subject to or cause the Company to be subject to legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with such legal or regulatory provisions.

(i)
Transferability of Awards.    Unless the Committee determines otherwise at or after grant, no Award may be sold, assigned, pledged or otherwise encumbered prior to the date on which the Award is paid and any shares or amount of cash subject to such Award are distributed to the participant, or, if later, the date on which any applicable restriction, performance or deferral period lapses. Awards shall not be transferable by the participant otherwise than by will or by the laws of descent and distribution, and, unless the Committee determines otherwise at or after grant, all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee. Unless approved by shareholders, no Award shall be transferable by the participant to a third-party for consideration.

(j)
Recoupment.    The Committee may provide in the Award Documentation for any Performance Award that the Award may be subject to recovery by the Company after the date of payment in accordance with the terms of the Senior Executive Pay Recovery Policy of McGraw Hill Financial, Inc. , or any successor policy, as in effect from time to time.

SECTION 15.    Plan Effective Date and Duration.

The Plan initially became effective as of the Plan Effective Date, and, the Plan, as amended and restated hereby (the “Amended Plan” ), shall become effective, upon shareholder approval of the Amended Plan, on the Amended

Plan Effective Date. If the shareholders of McGraw Hill fail to approve the Amended Plan on the Amended Plan Effective Date, then the Plan as in effect prior thereto shall continue in effect thereafter. The Plan, in such form as shall be effective as of the Amended Plan Effective Date, shall continue in effect for a period of ten years thereafter, unless earlier terminated by the Board pursuant to Section 12.

February 26, 2014